Exhibit 10.40
FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE (the “Amendment”) is made as of the 21st day of October, 2008 between 8 SYLVAN WAY, LLC, a New Jersey limited liability company, having an office at 15 Maple Avenue, Morristown, New Jersey 07960 (“Landlord”) and THE MEDICINES COMPANY, a Delaware corporation (“Tenant”).
INTRODUCTORY STATEMENTS:
     WHEREAS, Landlord and Tenant have previously entered into a Lease Agreement dated October 11, 2007 (hereinafter referred to as the “Lease”) covering an entire building to be renovated by Landlord on certain real property located in Parsippany, New Jersey (the “Property”)
     WHEREAS, in order to accommodate Tenant’s construction schedule and changes made by Tenant to the Base Building Work and the Tenant Finish Work, and notwithstanding the existing provisions of the Lease, the parties wish to set a firm Commencement Date of December 6, 2008, subject, however, to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing, the parties agree that the Lease is hereby amended, effective as of the date of this Amendment, as follows:
     1. Any reference in the Lease to the Phase 2 Commencement Date, the Phase 2 Estimated Commencement Date, the Phase 3 Commencement Date or the Phase 3 Estimated Commencement Date shall mean the Phase 2 & 3 Commencement Date and the Phase 2 & 3 Estimated Commencement Date, it being the intention of the parties that the Phase 2 Premises and the Phase 3 Premises shall be completed at the same time.
     2. The Basic Lease Provisions are hereby amended by deleting Clauses (3) through (8) and substituting the following therefore:

“(3)	Premises:	173,146 rentable square feet for the Existing Building and the Additional Building and 2,916 rentable square feet for the Storage Shed which shall be leased by Tenant in stages as set forth below:

From the Commencement Date until the day immediately preceding the Phase 2 & 3 Premises Commencement Date:
105,211 rentable square feet of space in the Existing Building (which is all of the space in the Existing Building), 24,052 rentable square feet on the 3rd floor of the Additional Building (which is all of the space on the third (3rd) floor of the Additional Building) and the Storage Shed containing 2,916 rentable square feet (collectively the “Phase 1 Premises”).

“From the Phase 2 & 3 Commencement Date until the Termination Date the Premises shall consist of the following: (i) the Phase 1 Premises, (ii) all of the space located on the first floor of the Additional Building, which is comprised of 21,915 square feet (the “Phase 2 Premises"), and (iii) all of the space located on the second floor of the Additional Building, which is comprised of 21,968 square feet (the “Phase 3 Premises").”

(4)	Term:	Fifteen (15) years.

(5)	Rent Date:	November 22, 2008.

(6)	Estimated Commencement Date for Phase 1 Premises:	December 6, 2008.

	Phase 2 & 3 Estimated Commencement Date:	November 22, 2009 (the “Phase 2 & 3 Estimated Commencement Date") with respect to the Phase 2 and Phase 3 Premises.

(7)	Termination Date:	The day immediately preceding the fifteenth (15th) year anniversary of the Commencement Date, or such earlier date upon which the Term may expire or be terminated.

(8)	Phase 1 Premises Commencement Date:	The earlier of: (i) the date Landlord has Substantially Completed Tenant’s Finish Work with respect to the Phase 1 Premises, or (ii) the date Landlord would have Substantially Completed Tenant’s Finish Work with respect to the Phase 1 Premises, but for a Tenant Delay.

	Phase 2 & 3 Premises Commencement: Date:	The earlier of: (i) the date Landlord has Substantially Completed Tenant’s Finish Work with respect to the Phase 2 Premises and the Phase 3 Premises, or (ii) the date Landlord would have Substantially Completed Tenant’s Finish Work with respect to the Phase 2 Premises and the Phase 3 Premises, but for a Tenant Delay. Notwithstanding anything to the contrary contained in this Lease, in no event shall the Phase 2 & 3 Premises Commencement Date occur prior to November 22, 2009.”

     3. Clause (9) of the Basic Lease Provisions is hereby amended by (i) deleting the second paragraph thereof, and (ii) deleting the word “Phase 3 Commencement Date on the first line of the third paragraph and substituting the phrase “Phase 2 & 3 Commencement Date” therefore.
     4. Clause (11) of the Basic Lease Provisions is hereby amended by (i) deleting the third paragraph thereof, and (ii) deleting the phrase “Phase 3 Premises Commencement Date” on the first line of the fourth (4th) paragraph thereof and substituting the words “Phase 2 & 3 Commencement Date” therefore.
     5. Section 2.2(b) is hereby deleted in its entirety and the following is substituted therefore:
     “The “Commencement Date” will be the earlier to occur of (i) the date Tenant takes occupancy of the Phase 1 Premises for the purposes of conducting its business, and (ii) five (5) days after Landlord has Substantially Completed (as hereinafter defined) the Tenant Finish Work for the Phase 1 Premises. Landlord shall use all reasonable and good faith efforts to have the Tenant Finish Work with respect to the Phase 1 Premises Substantially Completed on or before December 6, 2008. Subject to a Tenant Delay arising from and after October 21, 2008 or an Excusable Delay occurring after October 21, 2008, if Tenant Finish Work with respect to the Phase 1 Premises is not Substantially Completed on or before December 6, 2008, Tenant’s obligation to pay Basic Rent shall immediately abate and shall not commence until Substantial Completion of Tenant Finish Work has occurred, subject to the abatement of Basic Rent as hereinafter described. If Substantial Completion of Tenant Finish Work has not occurred by December 6, 2008 (subject to a Tenant Delay arising from and after October 21, 2008 or an Excusable Delay occurring from and after October 21, 2008), once Substantial Completion of the Tenant Finish Work has occurred and Tenant’s obligation to pay Basic Rent commences, Tenant shall be entitled to a one day abatement of Basic Rent with respect to the Phase 1 Premises for each day that the Finish Work is not completed from December 6, 2008 until February 6, 2009, a two (2) day abatement of Basic Rent with respect to the Phase 1 Premises for each day that the Finish Work is not completed from February 7, 2009 until April 6, 2009 and a four (4) day abatement of Basic Rent with respect to the Phase 1 Premises for each day that the Finish Work is not completed from April 7, 2009 until Tenant Finish Work is Substantially Completed.
     Landlord shall use all reasonable and good faith efforts to have the Tenant Finish Work with respect to the Phase 2 Premises and the Phase 3 Premises Substantially Completed on or before November 22, 2009. Subject to a Tenant Delay or an Excusable Delay, if Tenant Finish Work with respect to the Phase 2 Premises and the Phase 3 Premises is not Substantially Completed on or before November 22, 2009, once Tenant’s obligation to pay Basic Rent commences, Tenant shall be entitled to a one day abatement of Basic Rent with respect to the Phase 2 Premises and the Phase 3 Premises for each day that the Finish Work is not completed from November 22, 2009 until February 6, 2010, a two (2) day abatement of Basic Rent with respect to the Phase 2 Premises and the Phase 3 Premises for each day that the Finish Work is not completed from February 7, 2010 until April 6, 2010 and a four (4) day abatement of Basic Rent with respect to the Phase 2

Premises and the Phase 3 Premises for each day that the Finish Work is not completed from April 7, 2010 until Tenant Finish Work is Substantially Completed.”
     6. Section 3.1 is hereby deleted in its entirety and the following is substituted therefore: “Tenant shall pay the Basic Rent to Landlord in lawful money of the United States of America in equal monthly installments, in advance, on the Basic Rent Payment Dates, commencing on the Rent Date (November 22, 2008), provided, that the first monthly installment of Basic Rent will be prorated accordingly. The parties recognize that payment of Basic Rent shall commence on the Rent Date which is prior to the Commencement Date and that this arrangement represents the agreement of the parties in light of the other amendments being made to the Lease”.
     7. Schedule C is hereby amended as follows:
     “(i) Section 1.1(g) is hereby amended by deleting the date “7/31/08” and substituting “12/6/08” therefore.
     (ii) Sections 1.1(k) through l.l(s) are deleted in their entirety and the following are substituted therefore:

“k.	At Tenant’s expense, Tenant shall provide to Landlord the Final Plans for the Phase 2 Premises and the Phase 3 Premises on or before:	4/1/09

1.	Expediter will file for a building permit for the Phase 2 Premises and the Phase 3 Premises not more than ten days after receipt of construction drawings:	4/13/09 (estimated)

m.	Based on the Final Plans and subcontractor bids accepted by Tenant, Landlord shall provide a final all-in budget for the Phase 2 Premises and the Phase 3 Premises on or before:	7 weeks after filing for permit

n.	Based on the scope selected by Tenant, Landlord and Tenant shall agree upon a budget for the Phase 2 Premises and the Phase 3 Premises on or before:	2 weeks after Landlord has provided the all-in budget (m, above)

o.	Subject to Excusable Delays, Landlord will obtain a building permit for the Phase 2 Premises and the Phase 3 Premises on or before:	12 weeks after filing for permit

p.	Landlord shall Substantially Complete the Tenant Finish Work for the Phase 2 Premises and the Phase 3 Premises and shall obtain a Certificate of Occupancy or a Temporary Certificate of Occupancy on or before:	20 weeks from receipt of building permit”.

     (iii) The second sentence in Section 2.2 is hereby deleted in its entirety and the following is substituted therefore: “The Cafeteria and the Gymnasium will in the aggregate contain 9,640 rentable square feet and each shall be of a finish consistent with a “Class A” office building in northern New Jersey.”
     (iv) Section 2.3 is hereby deleted in its entirety and the following is substituted therefore: ''In addition to the Service Allowance, Landlord has agreed to contribute to Tenant an amount equal to $4,186,805.00 for the Phase 1 Premises ($35 per square rentable foot of the Phase 1 Premises minus the rentable square footage of the cafeteria and gym) and $1,535,905.00 for the Phase 2 Premises and the Phase 3 Premises” ($35 per square rentable foot of the Phase 2 Premises and the Phase 3 Premises) (collectively the "Tenant Finish Work Allowance”) toward the Hard Costs and soft costs of constructing the Tenant Finish Work. The Services Allowance and the Finish Work Allowance is hereinafter referred to as the “Allowance”.
     (v) Section 2.4 is amended by adding the following at the end thereof: “The portion of the Tenant Finish Work Allowance allocated to the Phase 1 Premises as provided in Section 2.3 shall be paid by Landlord as the Tenant Finish Work for the Phase 1 Premises is being performed and the portion of the Tenant Finish Work Allowance allocated to the Phase 2 Premises and the Phase 3 Premises as provided in Section 2.3 shall be paid by Landlord as the Tenant Finish Work for the Phase 2 Premises and the Phase 3 Premises is being performed.”
     (vi) Section 8.1 is amended by deleting the copy address and substituting the following therefore:
“Day Pitney LLP
200 Campus Drive
Florham Park, New Jersey 07932
Attn: Robert A. Klausner, Esq.”.
     8. The definition “Excusable Delay” is hereby amended by adding the following after the word “thereof” on the first line thereof “(including delays in issuing a building permit or other similar permits)”.
     9. Landlord and Tenant each: (i) agree that they have resolved all disagreements with respect to any potential Tenant Delay, Landlord Delay or Excusable Delay in completing Tenant Finish Work by agreeing upon the terms and provisions set forth in this Amendment, (ii) releases and waives any claims it may have against the other for a Tenant Delay or a Landlord Delay, as the case may be, occurring prior to the date of this Amendment, and (iii) agree that the fact that the Tenant Finish Work will cost more than $90 per rentable square foot shall not in any event constitute or be grounds for a claim hereafter of Excusable Delay or Tenant Delay.
     10. Landlord acknowledges that it has received and is satisfied with evidence that the condition in Section 28.2(i) has been met for reduction of the Letter of Credit by Two Million Dollars ($2,000,000.00) (namely, that the Federal Drug Administration has approved the drug Cleviprex and the first invoiced commercial sale of such drug has occurred). Accordingly, it is agreed that simultaneously with the Phase 1 Commencement Date, Tenant shall deposit with the Landlord an amendment to the letter of credit increasing the Letter of Credit to Eight Million Dollars ($8,000,000.00).

     11. The Agreement, as amended hereby, is hereby ratified, confirmed and deemed in full force and effect. In the event of any inconsistency between the Lease and this Amendment, then this Amendment shall govern. No other terms of the Agreement shall be modified except as expressly set forth herein. This Amendment may be executed in multiple counterparts, each of which will be deemed an original but together will constitute one instrument. Each party may rely upon a facsimile or “pdf” counterpart of this Amendment signed by the other, party with the same effect as if such party had received an original counterpart signed by such other party.
     IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.
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WITNESS:	Landlord: 8 SYLVAN WAY, LLC By: Hampshire Partners Fund VI, L.P., its sole member By: Hampshire Partners LLC, its General Partner
/s/ Sandria Miele	By:	/s/ Todd Anderson
		Name:	Todd Anderson
		Title:	Portfolio Manager

WITNESS:	Tenant: THE MEDICINES COMPANY
/s/ WILLIAM O’CONNOR	By:	/s/ CLIVE MEANWELL
WILLIAM O’CONNOR		Name:	CLIVE MEANWELL
V.P., CAO		Title:	Chairman & CEO